Exhibit 10.1

Summary of Terms of Thomas M. Costales’ Employment

Position:	Interim Chief Financial Officer and Treasurer

Salary:	Annual Rate of $180,000

Term:	Six months, which may be extended based on operational needs and an evaluation at the end of the first six months of employment

Benefits:	Eligible to participate in 401(k) plan effective the first day of the month following the start of employment

Start Date:	May 16, 2005